Exhibit 99.1

PROVIDENCE SERVICE CORPORATION

AT THE COMPANY	AT CAMERON ASSOCIATES
Fletcher McCusker – Chairman and CEO	Alison Ziegler 212-554-5469
Kate Blute – Director of Investor and Public Relations 520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces 30% Revenue Growth

in its Second Quarter

Second Quarter Highlights:

•	Total revenue grew 30% to a record $45.8 million

•	Organic growth in total revenue of 14%

•	Managed entity revenue grew 30% to $48.7 million

•	Diluted earnings per share of $0.28 including stock-based compensation and unbudgeted costs associated with a bid on a major new potential contract

•	Total client census increased 36% to 43,425 from 31,961

•	Sequential growth in net income, total revenue and census was 27%, 6.5%, and 7.6% respectively

•	100% of July 1 contracts offered for renewal

TUCSON, ARIZONA – August 9, 2006 — The Providence Service Corporation (Nasdaq: PRSC) today announced financial results for the second quarter ended June 30, 2006.

For the second quarter of 2006, the Company’s reported net income grew 40% to $3.3 million, or $0.28 per diluted share. This is inclusive of approximately $48,000 of stock-based compensation and approximately $74,000 of unbudgeted costs associated with a recent bid on a major new potential contract, equating to approximately $0.01 per diluted share. In the quarter ended June 30, 2005, net income was $2.4 million, or $0.24 per diluted share. Revenue in the second quarter of 2006 was $45.8 million, an increase of 30% from $35.2 million for the comparable period in 2005. Of the increase in revenue quarter over quarter, organic growth was approximately 14%. Providence’s direct client census was 20,077 at June 30, 2006, a 17% increase from 17,213 at June 30, 2005. The number of direct contracts was 338 at June 30, 2006, up 76% from 192 at June 30, 2005. The number of contracts at June 30 reflects the seasonal decline from March due to school related contracts that typically end in May and resume in September.

Managed entity revenue, which represents revenue of the not-for-profit social services organizations the Company provides management and/or administrative services to in return for a negotiated management fee, increased 30% to $48.7 million for the quarter

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5524 E. Fourth Street • Tucson, Arizona 85711 •Tel 520/747-6600 •Fax 520/747-6605 •www.provcorp.com

Providence Service Corporation Reports Second Quarter Financial Results

ended June 30, 2006 from $37.4 million for the prior year period. Managed entity revenue is presented to provide investors with an additional measure of the size of the operations under Providence’s management or administration and can help investors understand trends in management fee revenue. Managed client census grew to 23,348 at June 30, 2006 as compared to 14,748 at June 30, 2005. Contracts of managed entities grew from 139 to 262 year over year.

“We had a solid quarter and are particularly pleased with our ability to add new contracts as part of California’s Mental Health Services Act, Proposition 63,” commented Fletcher McCusker, Chairman and CEO. “To date we have been awarded five contracts and have several bids still outstanding in San Diego and Los Angeles counties. Our ability to secure these contracts demonstrates the growing acceptance of our home and community based model and our experience and ability to deliver. These five contracts should add approximately $11 million to revenue in 2007. In addition, we have submitted our first bid under the Texas privatization legislation.”

Mr. McCusker added, “Our acquisition activity is also on track and today’s announcement that we are expanding further into workforce development is an excellent example of the opportunities that exist to further expand our continuum of services. We are excited to be able to expand this offering into our other geographies and further enhance our relationships with our clients and payers.”

Guidance

As a result of the acquisition of Innovative Employment Solutions and recently granted stock compensation awards, the Company is updating its 2006 guidance.

Revenue for 2006 is expected to be $184 million, an increase from earlier guidance of $180 million due to the Innovative Employment Solutions acquisition. The acquisition is expected to be accretive to earnings by approximately $0.02 per share to previously announced 2006 earnings guidance of $1.20. In addition, recently granted stock-based compensation awards are anticipated to reduce 2006 earnings guidance by approximately $0.03 per diluted share, including the previously noted stock-based compensation recorded in the recently completed second quarter. The Company now anticipates diluted earnings per share of $1.19 for 2006 based on an annual estimate of 11.7 million diluted shares. The quarterly share count for the third and fourth quarter of 2006 is anticipated to be 12.4 million, an increase from the previously anticipated 12.2 million.

The Company’s guidance also assumes continued growth in census based upon current contract commitments and includes the recently announced contract wins in California. This guidance does not include any projections for acquisition activity, any unannounced material contracts or sole source agreements potentially available.

Providence will hold a conference call at 11:00 a.m. EDT (9:00 a.m. MDT, 8:00 a.m. Arizona and PDT) on Thursday, August 10, 2006 to discuss its financial results and

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Providence Service Corporation Reports Second Quarter Financial Results

corporate developments. Interested parties are invited to listen to the call live over the Internet at http://investor.provcorp.com or http://www.earnings.com. The call is also available by dialing (866) 510-0710, or for international callers (617) 597-5378 and by using the passcode 56932676. A replay of the teleconference will be available on http://investor.provcorp.com and http://www.earnings.com. A replay will also be available until August 17, 2006, by dialing (888) 286-8010 or (617) 801-6888, and using passcode 32826789.

Providence Service Corporation, through its owned and managed entities, provides home and community based social services to government sponsored clients under programs such as welfare, juvenile justice, Medicaid and corrections. Providence operates no beds, treatment facilities, hospitals, or group homes preferring to provide services in the client’s own home or other community setting. Through its owned and managed entities, Providence maintains 600 government contracts in 33 states and the District of Columbia as of June 30, 2006.

Certain statements herein, such as any statements about Providence’s confidence or strategies or its expectations about revenues, results of operations, profitability, earnings per share, contracts, acquisitions and related growth, growth resulting from initiatives in certain states, effective tax rate or market opportunities, constitute “forward-looking statements” within the meaning of the private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause Providence’s actual results or achievements to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, reliance on government-funded contracts, risks associated with government contracting, risks involved in managing government business, legislative or policy changes, challenges resulting from growth or acquisitions, adverse media and legal, economic and other risks detailed in Providence’s filings with the Securities and Exchange Commission. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Providence undertakes no obligation to update any forward-looking statement contained herein.

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Providence Service Corporation Reports Second Quarter Financial Results

The Providence Service Corporation

Consolidated Statements of Income

(in thousands except share and per share data)

(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues:
Home and community based services	$35,448	$28,909	$69,520	$55,085
Foster care services	5,566	3,512	10,257	6,871
Management fees	4,826	2,798	9,090	5,297

	45,840	35,219	88,867	67,253
Operating expenses:
Client service expense	33,605	26,548	65,637	50,723
General and administrative expense	6,037	4,179	11,537	8,139
Depreciation and amortization	866	441	1,548	812

Total operating expenses	40,508	31,168	78,722	59,674

Operating income	5,332	4,051	10,145	7,579
Other (income) expense:
Interest expense	154	135	618	221
Interest income	(438)	(60)	(492)	(108)

Income before income taxes	5,616	3,976	10,019	7,466
Provision for income taxes	2,278	1,598	4,054	2,994

Net income	$3,338	$2,378	$5,965	$4,472

Earnings (loss) per common share:
Basic	$0.28	$0.25	$0.55	$0.47

Diluted	$0.28	$0.24	$0.54	$0.46

Weighted-average number of common shares outstanding:
Basic	11,734,858	9,614,679	10,780,430	9,556,742
Diluted	11,968,538	9,827,205	11,061,054	9,743,384

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Providence Service Corporation Reports Second Quarter Financial Results

The Providence Service Corporation

Consolidated Balance Sheets

(in thousands except share and per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$45,136	$8,994
Accounts receivable-billed, net of allowance of $714,000 and $523,000	27,552	19,972
Accounts receivable - unbilled	4,985	4,486
Management fee receivable	7,808	6,623
Other receivables	5,373	2,363
Restricted cash	5,340	1,950
Prepaid expenses and other	7,152	4,505
Notes receivable	66	288
Deferred tax assets	1,012	790

Total current assets	104,424	49,971
Property and equipment, net	2,618	2,385
Notes receivable from unconsolidated affiates	1,282	1,319
Goodwill	45,877	44,732
Intangible assets, net	25,904	19,496
Other assets	1,058	1,110

Total assets	$181,163	$119,013

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,577	$2,134
Accrued expenses	14,302	11,283
Deferred revenue	189	183
Reinsurance liability reserve	4,028	1,859
Current portion of long-term obligations	499	4,083
Total current liabilities	20,595	19,542

Deferred tax liability	4,956	3,983
Long-term obligations, less current portion	627	14,241
Stockholders’ equity:
Common stock: Authorized 40,000,000 shares; $0.001 par value; 12,162,388 and 9,822,486 issued and outstanding (including treasury shares)	12	10
Additional paid-in capital	140,726	72,955
Retained earnings	14,546	8,581

	155,284	81,546
Less 146,905 treasury shares, at cost	299	299

Total stockholders’ equity	154,985	81,247

Total liabilities and stockholders’ equity	$181,163	$119,013

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Providence Service Corporation Reports Second Quarter Financial Results

The Providence Service Corporation

Consolidated Statements of Cash Flows

(in thousands)

(UNAUDITED)

	Six months ended June 30,
	2006	2005
Operating activities
Net income	$5,965	$4,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	510	426
Amortization	1,038	386
Amortization of deferred financing costs	69	62
Deferred income taxes	533	—
Tax benefit upon exercise of stock options	—	382
Stock-based compensation	49	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Billed and unbilled accounts receivable, net	(7,648)	(221)
Management fee receivable	(1,072)	(299)
Other receivable	(3,001)	—
Reinsurance liability reserve	2,169	1,499
Prepaid expenses and other	(2,801)	(3,367)
Accounts payable and accrued expenses	(3,109)	1,885
Deferred revenue	(9)	(496)

Net cash (used in) provided by operating activities	(7,307)	4,729
Investing activities
Purchase of property and equipment	(525)	(393)
Purchase of intangibles	—	(1,835)
Acquisition of businesses, net of cash acquired	(2,997)	(10,221)
Restricted cash for contract performance	(3,390)	(775)
Purchase of short-term investments	(25)	—
Advances to unconsolidated affiliate	(100)	—
Payment received on settlement note from former managed entity	34	—
Net cash used in investing activities	(7,003)	(13,224)

Financing activities
Net borrowings on revolving line of credit	17	—
Payments of capital leases	—	(52)
Proceeds from common stock issued pursuant to stock option exercise	6,350	1,301
Tax benefit upon exercise of stock options	1,836	—
Income tax adjustment related to initial public offering	(10)	—
Proceeds from common stock offering, net	59,603	—
Net proceeds from (repayment of) of long-term debt	(17,276)	9,800
Debt financing costs	(68)	(15)

Net cash provided by financing activities	50,452	11,034

Net change in cash	36,142	2,539
Cash at beginning of period	8,994	10,657

Cash at end of period	$45,136	$13,196

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